Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
CARTER’S, INC.

ARTICLE I
The name of this corporation is Carter’s, Inc.
ARTICLE II
The registered office of this corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE III
The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV
The name and mailing address of the incorporator is as follows:
William M. Shields
Ropes & Gray LLP
One International Place
Boston, MA 02110

ARTICLE V
The total number of shares of all classes of stock that this corporation shall have authority to issue is 150,100,000 shares, consisting of (i) 150,000,000 shares of Common Stock, $.01 par value per share (“Common Stock”), and (ii) 100,000 shares of Preferred Stock, $.01 par value per share (“Preferred Stock”).
The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of this corporation.

1.    Common Stock.

A.
General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon issuance of any such Preferred Stock. The holders of the Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of this corporation whether now or hereafter authorized.

B.	Voting. Each share of Common Stock shall be entitled to one vote. There shall be no cumulative voting.

C.
Number. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

D.	Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors.

E.
Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

2.    Preferred Stock.
Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the corporation may be reissued except as otherwise provided by law or this Certificate of Incorporation. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.
Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law and this Certificate of Incorporation. Except as otherwise provided in this Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the corporation.
ARTICLE VI
This corporation shall have a perpetual existence.
ARTICLE VII
In furtherance of and not in limitation of the powers conferred by statute, the Board of Directors, acting by majority vote of the entire Board, is expressly authorized to adopt, amend or repeal the By-Laws of this corporation, subject to the right of the stockholders entitled to vote with respect thereto to adopt additional By-Laws and to alter or repeal the By-Laws adopted or amended by the Board of Directors.
ARTICLE VIII
Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the corporation or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
ARTICLE IX
1.    Indemnification. The corporation shall, to the maximum extent permitted under the DGCL and except as set forth below, indemnify and upon request advance expenses to each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the corporation, or is or was serving, or has agreed to serve, at the request of the corporation, as a director, officer, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Notwithstanding anything to the contrary in this Article, the corporation shall not indemnify an

Indemnitee seeking indemnification in connection with any action, suit, proceeding, claim or counterclaim, or part thereof, initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the corporation.
2.    Determination of Entitlement to Indemnification. Any indemnification under paragraph 1 of this Article (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because such Indemnitee has met the applicable standard of conduct set forth in this Article and that the amount requested has been actually and reasonably incurred. Such determination shall be made:

A.	by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; or

B.	by a committee of such directors designated by a majority vote of such directors, even though less than a quorum; or

C.	if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or

D.	by the holders of the Common Stock.
3.    Advance of Expenses. Notwithstanding any other provisions of this Certificate of Incorporation, the By-Laws of the corporation, or any agreement, vote of stockholders or disinterested directors, or arrangement to the contrary, the corporation may advance payment of expenses incurred by an Indemnitee in advance of the final disposition of any matter only to the extent such advance is not prohibited by applicable law and, then, only upon receipt of an undertaking by or on behalf of the Indemnitee to repay amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the corporation as authorized in this Article. Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.
4.    Subsequent Amendment. No amendment, termination or repeal of this Article or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.
5.    Other Rights. This corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the corporation or other persons serving the corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.
6.    Merger or Consolidation. If this corporation is merged into or consolidated with another corporation and this corporation is not the surviving corporation, the surviving corporation shall assume the obligations of this corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to such merger or consolidation.
7.    Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each Indemnitee as to any expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.
8.    Scope of Article. Indemnification and advancement of expenses, as authorized by the preceding provisions of this Article, shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. The indemnification and advancement of expenses provided by or granted pursuant to this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an authorized representative and shall inure to the benefit of the heirs, executors and administrators of such a person.
9.    Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article.
ARTICLE X
The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.
ARTICLE XI
This Article is inserted for the management of the business and for the conduct of the affairs of the corporation.
1.    Number of Directors. The board of directors of the corporation shall consist of one or more members, each of whom shall be a natural person. The exact number of directors within the limitations specified in the preceding sentence shall be fixed from time to time by, or in the manner provided in, the By-Laws of the corporation.

2.    Classes of Directors. The Board of Directors shall be and is divided into three classes: Class I, Class II and Class III. No one class shall have more than one director more than any other class. If a fraction is contained in the quotient arrived at by dividing the designated number of directors by three, then, if such fraction is one-third, the extra director shall be a member of Class III, and if such fraction is two-thirds, one of the extra directors shall be a member of Class III and one of the extra directors shall be a member of Class II, unless otherwise provided from time to time by resolution adopted by the Board of Directors.
3.    Election of Directors. Elections of directors need not be by written ballot except as and to the extent provided in the By-Laws of the Corporation.
4.    Terms of Office. Except as provided in Section 7 of this Article, each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall serve for a term ending on the date of the annual meeting in 2004; each initial director in Class II shall serve for a term ending on the date of the annual meeting in 2005; and each initial director in Class III shall serve for a term ending on the date of the annual meeting in 2006; and provided, further, that the term of each director shall be subject to the election and qualification of his successor and to his earlier death, resignation or removal.
5.    Allocation of Directors Among Classes in the Event of Increases or Decreases in the Number of Directors. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of offices are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board of Directors.
6.    Removal. The directors of the corporation may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of the capital stock of the corporation issued and outstanding and entitled to vote generally in the election of directors cast at a meeting of the stockholders called for that purpose.
7.    Vacancies; Newly Created Directorships. Any vacancy in the Board of Directors, however occurring, and any newly created directorship resulting from an enlargement of the Board, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of his successor and to his earlier death, resignation or removal.

8.    Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before either an annual or special meeting of stockholders shall be given in the manner provided by the By-Laws of this corporation.
ARTICLE XII
Except as otherwise provided in the By-Laws, the stockholders of the corporation and the Board of Directors may hold their meetings and have an office or offices outside of the State of Delaware and, subject to the provisions of the laws of said State, may keep the books of the corporation outside of said State at such places as may, from time to time, be designated by the Board of Directors or by the By-Laws of this corporation.
ARTICLE XIII
The Board of Directors of this corporation, when evaluating any offer of another party to make a tender or exchange offer for any equity security of the corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the corporation as a whole, be authorized to give due consideration to any such factors as the Board of Directors determines to be relevant, including without limitation: (i) the interests of the stockholders of the Corporation; (ii) whether the proposed transaction might violate federal or state laws; (iii) the consideration being offered in the proposed transaction, in relation to any of (a) the then current market price for the outstanding capital stock of the corporation, (b) the market price for the capital stock of the corporation over a period of years, (c) the estimated price that might be achieved in a negotiated sale of the corporation as a whole or in part or through orderly liquidation, (d) the premiums over market price for the securities of other corporations in similar transactions, (e) current political, economic and other factors bearing on securities prices and (f) the corporation’s financial condition and future prospects; and (iv) the social, legal and economic effects upon employees, suppliers, customers and others having similar relationships with the corporation, and the communities in which the corporation conducts its business.
In connection with any such evaluation, the Board of Directors is authorized to conduct such investigations and to engage in such legal proceedings as the Board of Directors may determine.
ARTICLE XIV
The corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.
ARTICLE XV
To the maximum extent permitted from time to time under the law of the State of Delaware, this corporation renounces any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers or directors, other than those officers or directors who are employees of this corporation. No amendment or repeal of this Article XV shall apply to or have any effect on the liability or alleged liability of any officer or director of the corporation for or with respect to any opportunities of which such officer or director becomes aware prior to such amendment or repeal.